CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” and in the Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of ACM Tactical Income Fund, a series of shares of beneficial interest in Northern Lights Fund Trust III, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

December 20, 2018